UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 24, 2010

WENDY’S/ARBY’S GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-2207 (Commission File Number)	38-0471180 (IRS Employer Identification No.)

1155 Perimeter Center West Atlanta, Georgia (Address of principal executive offices)	30338 (Zip Code)

Registrant’s telephone number, including area code: (678) 514-4100
(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On May 24, 2010, Wendy’s/Arby’s Restaurants, LLC (“Wendy’s/Arby’s Restaurants” or the “Borrower”), a wholly-owned subsidiary of Wendy’s/Arby’s Group, Inc. (“Wendy’s/Arby’s Group”), entered into a Credit Agreement, among Wendy’s/Arby’s Restaurants, as borrower, Bank of America, N.A., as administrative agent, Citicorp North America, Inc., as syndication agent, Wells Fargo Bank, National Association, as documentation agent, and the lenders and issuers party thereto (the “Credit Agreement”).

The Credit Agreement includes a senior secured term loan facility (the “Term Loan”) of $500 million and a senior secured revolving credit facility of $150 million, and contains provisions for an uncommitted increase of up to $300 million principal amount in the aggregate in the revolving credit facility and/or term loan facility subject to the satisfaction of certain conditions, including without limitation, certain consent rights of the administrative agent to any new lenders. The revolving credit facility includes a sub-facility for the issuance of up to $70 million of letters of credit. The Term Loan is due not later than May 24, 2017 and amortizes in an amount equal to 1% per annum of the initial principal amount outstanding, payable in quarterly installments for the term of the Term Loan, with the balance payable on the maturity date. The revolving credit facility expires not later than May 24, 2015.  A portion of the proceeds of the Term Loan was used, on May 24, 2010, to repay the Existing Credit Agreement (as defined below) and to pay fees and expenses.  The remaining proceeds of the Term Loan and proceeds of the revolving credit facility will be used for working capital and other general corporate purposes, including, without limitation, the redemption of the Notes (as defined below).

The obligations under the Credit Agreement are secured by a perfected first priority security interest in substantially all of the non-real estate assets of Wendy’s/Arby’s Restaurants and its domestic subsidiaries, other than Unrestricted Subsidiaries (as defined in the Credit Agreement), including all inventory, accounts receivable, rights under franchise agreements, other tangible and intangible assets, the stock of domestic Restricted Subsidiaries (as defined in the Credit Agreement), and 65% of the stock of certain foreign subsidiaries of Wendy’s/Arby’s Restaurants, as well as by mortgages on certain restaurant properties, in each case subject to certain limitations and exceptions. The obligations under the Credit Agreement are also guaranteed by substantially all of the domestic subsidiaries of Wendy’s/Arby’s Restaurants. The terms of the security interest in personal property are set forth in the related Security Agreement.

An unused commitment fee of 50 basis points per annum will be payable quarterly on the average unused amount of the revolving credit facility until the maturity date. The Term Loan and amounts borrowed under the revolving credit facility bear interest at the Borrower’s option at either (i) the Eurodollar Rate (as defined in the Credit Agreement) (but not less than 1.50%), plus 3.50% or (ii) the Base Rate (as defined in the Credit Agreement), plus 2.50%.  The Base Rate is the highest of (x) the Federal Funds Rate (as defined in the Credit Agreement) plus 0.50%, (y) the interest rate announced by the administrative agent for the Credit Agreement as its “prime rate” and (z) the one-month Eurodollar Rate plus 1.00% (but in each case not less than 2.50%).

The Credit Agreement contains customary provisions protecting the lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other certain taxes and indemnifying the lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar loan on a day other than the last day of an interest period with respect thereto.

Mandatory prepayments of the credit facilities will be required upon the occurrence of certain events, including sales of certain assets, casualty events and the incurrence of certain additional indebtedness, subject to certain exceptions and reinvestment rights. Loans must also be prepaid from Excess Cash Flow (as defined in the Credit Agreement) in percentages determined by the senior secured leverage ratio.

The representations, covenants, and events of default in the Credit Agreement are customary for financing transactions of this nature. Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all loans and exercise any of their rights under the Credit Agreement and the ancillary loan documents as a secured party.

The affirmative and negative covenants in the Credit Agreement include, among others, preservation of corporate existence; payment of taxes; and maintenance of insurance; and limitations on: indebtedness (including guarantee obligations of other indebtedness); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; investments; payments of certain indebtedness; transactions with affiliates; changes in fiscal year; negative pledge clauses and clauses restricting subsidiary distributions; and material changes in lines of business.

The financial covenants contained in the Credit Agreement are (i) a consolidated interest coverage ratio, (ii) a consolidated senior secured leverage ratio and (iii) a consolidated senior secured lease adjusted leverage ratio. For purposes of these covenants “consolidated” means the combined results of the Borrower and its subsidiaries (other than Unrestricted Subsidiaries).

In 2008, Triarc Companies, Inc., which has since changed it name to Wendy’s/Arby’s Group, retained Wachovia Capital Markets LLC (“Wachovia”), an affiliate of one of the lenders under the Credit Agreement, to act as financial advisor and to provide a fairness opinion in connection with the merger with Wendy’s International, Inc. (“Wendy’s”).  In 2009, Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Citigroup Global Markets Inc., all of which are agents, lenders and/or affiliates of lenders under the Credit Agreement, acted as joint book-running managers for the offering of Wendy’s/Arby’s Restaurants’ 10.00% Senior Notes due 2016.  In addition, certain of the lenders under the Credit Agreement and their affiliates (including Citicorp North America, Inc. and Wachovia and their affiliates) have from time to time provided investment banking, commercial banking and other financial services to Wendy’s/Arby’s Group or its affiliates, for which they received customary fees and commissions. The lenders under the Credit Agreement may also provide these services to Wendy’s/Arby’s Group or its affiliates from time to time in the future.

The foregoing summary is qualified in its entirety by reference to the Credit Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference. The Security Agreement is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Item 1.02               Termination of a Material Definitive Agreement.

In connection with the execution of the Credit Agreement described in Item 1.01 above, the Amended and Restated Credit Agreement, dated as of July 25, 2005 and amended and restated as of March 11, 2009, among Wendy’s International, Inc., an indirect wholly owned subsidiary of Wendy’s/Arby’s Group, Wendy’s/Arby’s Restaurants, Arby’s Restaurant Group, Inc., an indirect wholly owned subsidiary of Wendy’s/Arby’s Group, and Arby’s Restaurant Holdings, LLC, an indirect wholly owned subsidiary of Wendy’s/Arby’s Group, Triarc Restaurant Holdings, LLC, the lenders and issuers party thereto, Citicorp North America, Inc., as administrative agent and collateral agent, Bank of America, N.A. and Credit Suisse, Cayman Islands Branch, as co-syndication agents, Wachovia Bank, National Association, SunTrust Bank and GE Capital Franchise Finance Corporation, as co-documentation agents, and Citigroup Global Markets Inc., Banc of America Securities LLC and Credit Suisse, Cayman Islands Branch, as joint lead arrangers and joint book-running managers (as amended, the “Existing Credit Agreement”), was terminated effective May 24, 2010, and all amounts outstanding under that agreement were paid in full.

The information set forth in the penultimate paragraph in Item 1.01 above is incorporated by reference into this Item 1.02.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an
Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above, other than the penultimate paragraph thereof, is incorporated by reference into this Item 2.03.

Item 8.01               Other Events.

As permitted by its debt instruments, including the Credit Agreement, on May 24, 2010, Wendy’s/Arby’s Restaurants declared a dividend to Wendy’s/Arby’s Group in the amount of $325 million, which will be paid on or prior to May 26, 2010.

On May 25, 2010, Wendy’s issued notice of its election to redeem all of its outstanding 6.250% Senior Notes due November 15, 2011 (the “Notes”) on June 24, 2010, at a price equal to the greater of (i) 100% of the principal amount thereof or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined in the Notes) on the Notes discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined in the Notes) plus 30 basis points, plus, in either case, accrued interest to the redemption date.

On May 24, 2010, Wendy’s/Arby’s Group issued a press release announcing the execution of the Credit Agreement.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.        Financial Statements and Exhibits.

(d)                     Exhibits

10.1
Credit Agreement, dated as of May 24, 2010, among Wendy’s/Arby’s Restaurants, LLC, as borrower, Bank of America, N.A., as administrative agent, Citicorp North America, Inc., as syndication agent, Wells Fargo Bank, National Association, as documentation agent, and the lenders and issuers party thereto.

10.2	Security Agreement, dated as of May 24, 2010, among Wendy’s/Arby’s Restaurants, LLC, the guarantors from time to time party thereto, as pledgors, and Bank of America, N.A., as administrative agent.

99.1	Press release issued by Wendy’s/Arby’s Group, Inc. dated May 24, 2010.

signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 25, 2010
WENDY’S/ARBY’S GROUP, INC.
By:	/s/ Stephen E. Hare
Name: Stephen E. Hare Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1
Credit Agreement, dated as of May 24, 2010, among Wendy’s/Arby’s Restaurants, LLC, as borrower, Bank of America, N.A., as administrative agent, Citicorp North America, Inc., as syndication agent, Wells Fargo Bank, National Association, as documentation agent, and the lenders and issuers party thereto.

10.2	Security Agreement, dated as of May 24, 2010, among Wendy’s/Arby’s Restaurants, LLC, the guarantors from time to time party thereto, as pledgors, and Bank of America, N.A., as administrative agent.

99.1	Press release issued by Wendy’s/Arby’s Group, Inc. dated May 24, 2010.

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